Exhibit 99.1

UTStarcom Announces Strategic Divestiture of its Personal
Communications Division

ALAMEDA, Calif., July 1, 2008 — UTStarcom, Inc. (Nasdaq: UTSI), today announced that it has reached an agreement to sell its Personal Communications Division (“PCD”) to a newly formed entity controlled by AIG Vantage Capital, a part of AIG Investments.  The expected proceeds of approximately US$240 million will be based primarily on the net working capital levels, subject to certain adjustments.  In addition to the cash consideration, UTStarcom could also receive up to US$50 million based on a three-year earn out provision. The transaction, which is expected to be completed within two business days, has been unanimously approved by UTStarcom’s board of directors and is subject to customary closing conditions including debt financing.  Completion of the transaction is not subject to UTStarcom shareholder approval and the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act has expired.

The divestiture of PCD is consistent with UTStarcom’s strategic focus announced in late 2007, which is aimed at maximizing UTStarcom’s opportunities in its core IP-based product offerings in rapidly growing economies around the world.  The PCD business, which primarily distributes handsets and related accessories in North America, was identified as a divestiture opportunity at that time. This transaction, combined with the recently announced divestiture of the Mobile Solutions Business Unit, will complete two milestones in simplifying the operations of UTStarcom.

Subsequent to the transaction, the privately held company will be called Personal Communications Devices, LLC and will be led by PCD’s current management team who will be part-owners of the company with AIG Vantage Capital and other investors.  The Handset business unit of UTStarcom will continue to design and provide devices to be sold in the Americas through

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

Personal Communications Devices, LLC as part of a supply agreement.  UTStarcom will also sell devices directly to carriers in other areas of the world.

“With the divestiture of our PCD unit, our management team and employees will focus on pursuing the growth opportunities related to our core product suite of IPTV, NGN and Broadband offerings.” said Peter Blackmore, UTStarcom’s chief executive officer and president.  “The streamlined business model will provide better transparency into our operations and improved liquidity as we execute our strategic plan.”

Philip Christopher, the president of UTStarcom’s PCD, stated, “Operating as a standalone business will afford the new company greater distribution and financial flexibility and better positions us to capitalize on emerging market trends and strategic growth opportunities. We will continue distributing handsets and accessories throughout North America, and we remain focused on providing our current manufacturing partners and carrier customers outstanding support and service.”

Merrill Lynch & Co. acted as financial advisor to UTStarcom.

Conference Call Information

The company will host a conference call to discuss this transaction. The call will take place at 5:30 a.m. (PDT) / 8:30 a.m. (EDT) on Tuesday, July 1st. The conference call dial-in numbers are as follows: United States – 888-398-3046; International – 706-902-1962. The conference ID number is 53564742.

A replay of the call will be available for 30 days. The conference call replay numbers are as follows: United States – 800-642-1687; International – 706-645-9291. The Access Code is 53564742.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through the investor relations section of UTStarcom’s Web site at: http://www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will also be available on the UTStarcom Web site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company develops, manufactures and markets its broadband, wireless and terminal solutions to network operators in both emerging and established telecommunications markets worldwide. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. UTStarcom was founded in 1991 and is headquartered in Alameda, Calif.  The company has research and development centers in the USA, Canada, China, Korea and India.

For more information about UTStarcom, please visit the UTStarcom Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated completion of the divestiture, the anticipated proceeds of the transaction, our expectation regarding a supplier agreement with Personal Communications Devices, LLC, our expectations with respect to continuity of the PCD business as operated by Personal Communications Devices, LLC, our expectations regarding product innovations and improvements in our internal operations, liquidity and cost structure, our expectations regarding use of cash, and our expectations regarding our business model and execution of our strategic plan.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of the company to complete the transaction as anticipated, the ability of Personal Communications Devices, LLC to generate cash in connection with the earn out provision, and the ability of Personal Communications Devices, LLC to complete its transition to a standalone company with minimal disruption, as well as the risk factors identified in its latest Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

UTStarcom Company Contact

Barry Hutton

Senior Director, Investor Relations

UTStarcom, Inc.

(510) 769-2807

barry.hutton@utstar.com